Exhibit 99.1

Contact:

Heather Wietzel

Lambert, Edwards & Associates

investors@perceptron.com

PERCEPTRON REPORTS RECORD SALES AND 25% SALES GROWTH; REPORTS

FOURTH-QUARTER AND FISCAL YEAR 2015 RESULTS

Plymouth, Michigan, August 26, 2015 – Perceptron, Inc. (NASDAQ: PRCP) today announced results for the fourth quarter and 2015 fiscal year ended June 30, 2015.

Perceptron’s fiscal year 2015 sales of $74.4 million were up 25% from $59.6 million in fiscal year 2014, exceeding the Company’s full-year guidance, and marking a new record high. Organic sales were up 15% in fiscal 2015 and would have been $3.4 million or 6% higher if foreign currency exchange rates had remained constant year over year.

FINANCIAL HIGHLIGHTS (in millions, except per share data)
	Fourth Quarter ended June 30			Full Year ended June 30
	Fiscal 2015	Fiscal 2014	Change	Fiscal 2015	Fiscal 2014	Change
Revenue	$23.4	$17.4	$6.0	$74.4	$59.6	$14.8
Net Income (Loss)	0.4	0.9	(0.5)	(0.5)	2.4	(2.9)

Diluted Earnings (Loss) per Share	$0.04	$0.10	$(0.06)	$(0.05)	$0.26	$(0.31)

Jeff Armstrong, President and CEO, commented, “We are clearly pleased to report record revenue and such strong year-over-year growth despite our significant exposure to the Euro. Our organic growth was highlighted by outstanding performance in North America and continued strength in China. Overall growth also benefited from steady revenue contributions from our newly acquired COORD3 and Next Metrology businesses. Over time, we anticipate that higher sales of our coordinate measurement machine (CMM) and 3D-measurement products will tend to mitigate the quarterly variability of our In Line measurement and automation businesses.

“This has been a breakout year for Perceptron in many respects, showing the results of a tremendous amount of work by our leadership and global teams. These results also are tangible evidence that the strategic plan we implemented in 2014 is working to rapidly move the Company forward.

“This year we successfully completed our first acquisitions in over 15 years, introduced more new, market-leading products than any similar period in our history, launched a global ERP system implementation, and diversified our business in a very meaningful fashion, with approximately 20% of full-year revenue from non-automotive sector customers.

Armstrong continued, “We continue to invest in business growth and in achieving our profitability goals. Excluding $1 million of currency impact and nearly $3 million of non-recurring expenses, our operating income would have been in-line with the improving profitability trend we had forecast.

“For fiscal year 2016, we foresee double-digit revenue growth as we expand our sales channels and start to see contributions from new products. We will continue to monitor the effects of changes in the Chinese and European economies on our business, but currently believe these can be overcome,” Armstrong added.

August 26, 2015

Highlights of Operations

BOOKINGS (in millions)
	Fourth Quarter ended June 30			Full Year ended June 30
Geographic Region	Fiscal 2015	Fiscal 2014	Change	Fiscal 2015	Fiscal 2014	Change
Americas	$6.7	$5.6	$1.1	$28.5	$20.4	$8.1
Europe	7.5	11.2	(3.7)	22.9	31.9	(9.0)
Asia	5.1	3.6	1.5	17.7	16.2	1.5
Total Bookings	$19.3	$20.4	$(1.1)	$69.1	$68.5	$0.6

New business bookings in the fourth quarter were $19.3 million and helped push year-to-date bookings ahead of last year’s record level. CMM related orders totaled $2.9 million in the fourth quarter and $4.6 million year to date for the four-month period since the acquisition of COORD3. Fiscal year 2015 year-to-date bookings were a record level for the Company’s current operations despite a reduction of $3.5 million related to revaluing orders in backlog at the lower Euro exchange rate this year. The level of bookings fluctuates from quarter-to-quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG (in millions)
	As of
Geographic Region	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014
Americas	$10.4	$13.2	$10.8	$14.8	$10.3
Europe	15.4	17.6	14.2	21.2	17.3
Asia	13.1	12.3	14.0	13.8	11.7
Total Backlog	$38.9	$43.1	$39.0	$49.8	$39.3

Backlog decreased $4.2 million from the prior quarter because fourth quarter sales exceeded bookings during the quarter. Backlog included $3.8 million of CMM related orders. Generally, the Company expects to see a shorter time between receiving an order for CMMs and related software and when the order is fulfilled and revenue is booked than, it experiences with its other products. Orders taken early in a quarter for these business areas typically would be fulfilled by quarter end and, as a result, do not appear in period-end backlog. The Company is comfortable with the level of backlog, which it believes supports the Company’s sales expectations for fiscal 2016. The level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

SALES (in millions)
	Fourth Quarter ended June 30			Full Year ended June 30
Geographic Region	Fiscal 2015	Fiscal 2014	Change	Fiscal 2015	Fiscal 2014	Change
Americas	$9.5	$6.1	$3.4	$28.4	$18.3	$10.1
Europe	9.6	7.8	1.8	29.7	27.8	1.9
Asia	4.3	3.5	0.8	16.3	13.5	2.8
Total Sales	$23.4	$17.4	$6.0	$74.4	$59.6	$14.8

Sales were $6.0 million higher in the fourth quarter of 2015 versus the same quarter last year. CMM related sales added $4.4 million in the fourth quarter of fiscal 2015. Sales for full-year 2015 were a record $74.4 million, rising $14.8 million, or 25%, from the comparable period in fiscal 2014. The year-to-date improvement included $5.8 million of CMM related sales, and $9.0 million from strong global growth of existing business. These increases were partially offset by $3.4 million of reduced organic sales from the negative foreign currency exchange impacts caused by the weakening of the Euro in fiscal 2015 compared to fiscal 2014. The Company’s sales levels fluctuate from quarter-to-quarter due to requested delivery schedules from our customers.

August 26, 2015

INCOME STATEMENT KEY METRICS (in millions)
	Fourth Quarter ended June 30			Full Year ended June 30
	Fiscal 2015	Fiscal 2014	Change	Fiscal 2015	Fiscal 2014	Change
Gross Profit	$9.3	$7.4	$1.9	$28.3	$24.8	$3.5
As a percent of sales	39.6%	42.7%	(3.1) pct. pts.	38.0%	41.7%	(3.7) pct. pts.

Operating Income (Loss)	$0.7	$1.4	$(0.7)	$0.0	$2.9	$(2.9)
Net Income (Loss)	$0.4	$0.9	$(0.5)	$(0.5)	$2.4	$(2.9)

Gross margin as a percent of sales was lower than the comparable period last year for both the fourth quarter and full year. The lower gross margin percentage reflected the effect of product mix, as the gross margin percentage on CMM sales related to the recently acquired COORD3 business is lower than that of the Company’s core products. The full-year gross margin as a percent of sales was also impacted by one-time charges of approximately $500,000 relating to remedying the misclassification of employees in a foreign jurisdiction.

Expenses for research and development for the quarter were $2.3 million, or 10% of revenue, a $498,000 increase from the fourth quarter of fiscal 2014. Full-year expenses of $7.9 million, or 11% of revenue, in the current year were up $1.2 million over fiscal year 2014. The increase for each period represented expenses for the acquired businesses, higher engineering materials in support of product-development efforts and personnel-related costs.

Selling, general and administrative costs were $6.3 million for the fourth quarter and $20.4 million for the full year, compared with $4.2 million and $15.2 million, in the comparable periods of fiscal year 2014. The full-year increase included one-time charges of $2.1 million representing $1.6 million for costs related to the acquisitions of COORD3 and Next Metrology and $500,000 for costs associated with the implementation of the Company’s new global enterprise resource planning system. Nearly half of the remaining $3.1 million increase represented costs from activities of the new COORD3 and Next Metrology businesses and the rest related to higher personnel-related expenses and other professional services.

FINANCIAL POSITION

The Company’s cash and short-term investment balance was $15.6 million at June 30, 2015, compared with $20.9 million at March 31, 2015. The $5.3 million reduction primarily related to working capital changes supporting the Company’s operations. At June 30, 2015, the remaining COORD3 acquired debt was 4.1 million Euros (approximately $4.5 million) and is expected to be paid in accordance with the terms of the assumed agreements.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its year-end investor conference call/webcast, chaired by Jeff Armstrong, president and CEO, on Thursday, August 27, 2015, at 10:00 AM (EDT). Investors can access the call at:

Webcast	investors.perceptron.com on the Event page
Conference Call	888 715-1401 (domestic callers) or

913 312-1456 (international callers)

Conference ID	7556250

A replay will be posted to the Company's website after the conference call concludes.

August 26, 2015

About Perceptron®

Perceptron (NASDAQ: PRCP) supplies a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning, and advanced analysis software. Automotive, aerospace and other manufacturing companies globally rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. More than 900 systems, 12,000 Perceptron measuring sensors and 3,000 COORD3 coordinate measuring machines are in active daily use worldwide. Headquartered in Plymouth, Michigan, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Spain and the UK. For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2016, and future, new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, the timing of the introduction of new products and the Company’s expectation as to the revenue and income levels of the acquired businesses of COORD3 s.r.l. and Next Metrology Software s.r.o. Whenever possible, we have identified these forward-looking statements by words such as: ”foresee,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

August 26, 2015

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net Sales	$23,440	$17,393	$74,405	$59,612
Cost of Sales	14,157	9,969	46,134	34,763

Gross Profit	9,283	7,424	28,271	24,849

Operating Expenses
Selling, General and Administrative Expense	6,330	4,229	20,397	15,216
Engineering, Research and Development Expense	2,263	1,765	7,911	6,691

Operating Income (Loss)	690	1,430	(37)	2,942

Other Income and (Expense)
Interest Income, net	(40)	67	138	188
Foreign Currency and Other Income (Expense)	(131)	11	(936)	(128)

Income (Loss) Before Income Taxes	519	1,508	(835)	3,002
Income Tax Benefit (Expense)	(130)	(567)	374	(575)

Net Income (Loss)	$389	$941	$(461)	$2,427

Earnings (Loss) Per Common Share
Basic	$0.04	$0.10	$(0.05)	$0.27
Diluted	$0.04	$0.10	$(0.05)	$0.26

Weighted Average Common Shares Outstanding
Basic	9,350	9,148	9,252	8,983
Diluted	9,489	9,327	9,252	9,210

August 26, 2015

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands)

Condensed Balance Sheets	June 30,	June 30,
	2015	2014
Cash and Cash Equivalents	$11,502	$23,070
Short-term Investments	4,134	10,822
Receivables, net	30,086	19,461
Inventories, net	11,898	7,049
Other Current Assets	3,799	3,338

Total Current Assets	61,419	63,740

Property and Equipment, net	6,840	5,540
Goodwill and Other Intangible Assets, Net	14,184	-
Long-term Investments	827	725
Deferred Tax Asset	11,668	10,061

Total Non-Current Assets	33,519	16,326

Total Assets	$94,938	$80,066

Accounts Payable	$7,723	$2,081
Deferred Revenue	8,966	7,571
Other Current Liabilities	11,752	7,634

Total Current Liabilities	28,441	17,286

Long-Term Taxes Payable	3,056	-
Other Long-Term Liabilities	1,140	-
Deferred Tax Liability	1,509
Total Long-term Liabilities	5,705	-

Total Liabilities	34,146	17,286

Shareholders' Equity	60,792	62,780

Total Liabilities and Shareholders' Equity	$94,938	$80,066